Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-235748 on Form S-4 of our report dated February 27, 2019, relating to the financial statements of Gardner Denver Holdings, Inc. and the effectiveness of Gardner Denver Holdings, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Gardner Denver Holdings, Inc. for the year ended December 31, 2018.  We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
January 15, 2020